FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. PROVIDES INITIAL GUIDANCE FOR 2013

New York, New York, November 20, 2012:  Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced its initial guidance for 2013, which calls for net sales of approximately $460.0 million and net income attributable to Inter Parfums, Inc. of approximately $26.4 million, or $0.86 per diluted share.  Guidance assumes the dollar remains at current levels.

Jean Madar, Chairman and CEO of Inter Parfums commented, "We are very optimistic about the future sales growth of our ongoing brand portfolio. Our guidance implies an approximate 16% sales increase in 2013 for these brands.  Growth is expected from the continued strong sell-through of legacy fragrances for our largest brands, including Lanvin, Jimmy Choo and Montblanc.  The coming year will also be one of our most ambitious for new product introductions with new women's fragrance lines planned for Jimmy Choo, Lanvin and Van Cleef & Arpels.  In addition, new fall 2013 initiatives are under development for the Boucheron, Balmain, Paul Smith, Repetto, Anna Sui and bebe brands."

Mr. Madar concluded by saying, "We estimate that Inter Parfums will enter the new year with cash, cash equivalents and short-term investments of approximately $250 million.  With our financial strength, creative talent, brand building expertise, and global distribution network, we are focused on exploring all opportunities to expand our portfolio by seeking to add new brands either on a proprietary basis or as a licensee."

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of prestige brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain, Karl Lagerfeld and Repetto. Inter Parfums is also the fragrance and beauty partner for specialty retail and designer brands such as Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West, and Anna Sui.  Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.  In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2011 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or -	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Fred Buonocore (212) 836-9607/fbuonocore@equityny.com www.theequitygroup.com